First Commonwealth Financial Corporation and Subsidiaries EXHIBIT 12.1 Computation of Ratio of Earnings to Fixed Charges Dollars in thousands 2015 2014 2014 2013 2012 2011 2010 Earnings: Income before income taxes 39,395$ 34,065$ 62,133$ 56,763$ 56,612$ 14,894$ 23,217$ Fixed charges, excluding interest on deposits 3,817 2,924 6,347 6,405 8,997 8,497 12,068 Subtotal 43,212 36,989 68,480 63,168 65,609 23,391 35,285 Interest on deposits 4,030 6,923 12,453 15,596 21,454 33,496 49,845 Total 47,242$ 43,912$ 80,933$ 78,764$ 87,063$ 56,887$ 85,130$ Fixed charges: Interest on borrowed funds 3,663$ 2,775$ 6,048$ 6,111$ 8,692$ 8,182$ 11,754$ Interest component of rental expense 154 149 299 294 305 315 314 Subtotal 3,817 2,924 6,347 6,405 8,997 8,497 12,068 Interest on deposits 4,030 6,923 12,453 15,596 21,454 33,496 49,845 Total 7,847$ 9,847$ 18,800$ 22,001$ 30,451$ 41,993$ 61,913$ Ratio of earnings to fixed charges: Excluding interest on deposits 11.32 12.65 10.79 9.86 7.29 2.75 2.92 Including interest on deposits 6.02 4.46 4.30 3.58 2.86 1.35 1.37 For the Six Months Ended June 30, For the Years Ended December 31,